Exhibit 10.1

Execution Version

AMENDMENT TO THE REFINANCING SUPPORT AGREEMENT

This AMENDMENT TO THE REFINANCING SUPPORT AGREEMENT (this “Amendment”) is dated as of February 13, 2014 and is entered into by and among (a) Alion Science and Technology Corporation, a Delaware corporation (the “Company”), (b) ASOF II Investments, LLC, a Delaware limited liability company (“ASOF”) and (c) Phoenix Investment Adviser, LLC, a Delaware limited liability company, on behalf of certain private funds and accounts managed by it (“Phoenix”, and together with ASOF, the “Supporting Noteholders”). The Company and the Supporting Noteholders are referred to herein collectively as the “Parties” and each individually as a “Party.” Capitalized terms used and not defined herein shall have the meanings assigned to such terms in the Refinancing Support Agreement.

RECITALS

WHEREAS, the Company and the Supporting Noteholders have entered into that certain Refinancing Support Agreement, dated as of December 24, 2013 (the “Refinancing Support Agreement”);

WHEREAS, the Company has requested that the Supporting Noteholders amend the Refinancing Support Agreement; and

WHEREAS, the Supporting Noteholders have agreed to do so, upon the terms and subject to the conditions hereof.

NOW, THEREFORE, in consideration of the premises and mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby mutually acknowledged, the Parties hereby agree as follows:

AGREEMENT

1. Amendments to the Refinancing Support Agreement.

a. Clause (iii) of the second recital is hereby amended by deleting the word “20,000,000” and inserting the word “20,000,400.”

b. The third recital is hereby amended by inserting after the word “$45,000,000 revolving credit facility” the words “(with the Company’s option to increase the maximum credit available thereunder to an amount not in excess of $65,000,000, subject to agreement with the lenders under such facility)”.

c. The fifth recital is hereby amended by deleting the word “10,000,000” and inserting the word “10,000,200.”

d. Section 1.01(e) is hereby amended by deleting the word “20,000,000” and inserting the word “20,000,400.”

e. Section 1.02(a) is hereby amended by deleting the words “ten million dollars ($10,000,000)” and inserting the words “ten million two hundred dollars ($10,000,200)” in each of the first and second sentences of Section 1.02)(a).

f. Section 1.02(f) is hereby amended by deleting the word “10,000,000” and inserting the word “10,000,200.”

g. Section 1.03(c) is hereby amended by adding the following text at the end thereof:

“As consideration for its agreement to extend its commitment to fund the New Second Lien Term Loan from March 21, 2014 through and including the Outside Date, ASOF shall receive a commitment fee, payable in cash, in an amount equal to seven hundred fifty thousand dollars ($750,000) (the “Second Lien Commitment Extension Fee”) which shall be deemed to be fully earned upon the Closing and shall be payable at the Closing.”

h. Section 1.04(a) is hereby amended by inserting after the words “forty-five million dollars ($45,000,000)” the words “(with the Company’s option to increase the maximum credit available thereunder to an amount not in excess of sixty-five million dollars ($65,000,000), subject to agreement with the lenders under such facility),”

i. Section 2.01 is hereby amended by deleting the text of the last sentence thereof in its entirety.

j. Section 2.02(a)(v) is hereby amended by deleting its text in its entirety and replacing the same with the following:

“The Second Lien Upfront Fee. ASOF acknowledges payment in full of the Second Lien Upfront Fee.”

k. Section 2.02(a)(vi) is hereby amended by deleting its text in its entirety and replacing the same with the following:

“The Second Lien Ticking Fee. ASOF acknowledges payment in full of the Second Lien Ticking Fee.”

l. Section 2.02(b)(xviii) is hereby amended by deleting “and” from the end of the clause.

m. Section 2.02(b)(xix) is hereby amended by deleting the period at the end thereof and replacing said period with the text “; and”.

n. Section 2.02(b) is hereby amended by inserting a new clause (xx) at the end thereof reading in its entirety:

“(xx) The Second Lien Commitment Extension Fee. The Company shall, by wire transfer of immediately available funds, pay to ASOF the Second Lien Commitment Extension Fee.”

o. Section 4.13(a) is hereby amended by deleting the first sentence thereof and replacing the same with the following text:

“The Company shall use its commercially reasonable efforts to have the Registration Statement declared effective by the SEC as soon as practical.”

p. Section 4.14(a) is hereby amended by deleting the words “ten (10) Business Days” and replacing the same with the words “fifteen (15) Business Days”.

q. Section 6.01(c) is hereby amended by deleting its text in its entirety and replacing the same with the following text:

“Intentionally omitted;”

r. Section 6.01(e) is hereby amended by deleting the words “March 21, 2014” and replacing the same with the words “April 28, 2014”;

s. Section 8.07(a) is hereby amended by deleting the words “Thomas E. McCabe” and replacing the same with the words “Kevin Boyle” and by deleting the email address “tmccabe@alionscience.com” and replacing the same with “kboyle@alionscience.com”.

t. Section 9.01(16) is hereby amended by deleting the words “the Second Lien Upfront Fee or the Second Lien Ticking Fee” and replacing the same with the words “the Second Lien Upfront Fee, the Second Lien Ticking Fee or the Second Lien Commitment Extension Fee”

u. Section 9.01 is hereby amended by adding a new definition as definition number 114A to read in its entirety as follows:

“114A. “Second Lien Commitment Extension Fee” has the meaning set forth in Section 1.03(c).”

v. Exhibit A to the Refinancing Support Agreement is hereby amended by adding the words “•Section 4.14 (Further Instruments and Acts)” below the words “Section 4.13 (Compliance Certificate)” and above the words “Section 5.01 (When Company May Merge or Transfer Assets)”.

w. Exhibit D is hereby amended by striking the word “5%” in the text of the second column corresponding to the row headed “OID” and replacing the same with the word “5.5%”;

x. Exhibit F to the Refinancing Support Agreement is hereby amended by deleting in its entirety the preamble in the second column corresponding to the row headed “Anti-Dilution Adjustments” and replacing the same with the following:

“Subject to exceptions described below, the number of shares of the Company’s common stock purchasable upon exercise of the Warrants and the exercise price will be subject to adjustment if, among other things, the Company:”

y. Exhibit F to the Refinancing Support Agreement is hereby amended by deleting first bullet point in the text of the second column corresponding to the row headed “Anti-Dilution Adjustments” and replacing the same with the following:

“issues Company common stock or rights, options or warrants entitling the holders thereof to subscribe for or purchase Company common stock or securities convertible into or exchangeable for Company common stock for a consideration per share of Company common stock that is less than the then Current Market Value of Company common stock;”

z. Exhibit F to the Refinancing Support Agreement is hereby amended by inserting the following text after the final bullet in the second column corresponding to the row headed “Anti-Dilution Adjustments”:

“To account for the potentially dilutive effect of the exercise of the warrants issued by the Company in March, 2010 (the “2010 Warrants”), the following shall apply:

If on or before March 15, 2017 there is a tag-along sale, drag-along sale, public offering of the Company’s common stock having gross proceeds of not less than $30,000,000 or the Company consolidates with, merges with or into, or sells all or substantially all of its assets to, or a majority of the Company’s equity securities are sold to, another entity then the number of shares of the Company’s common stock issuable upon exercise of the Warrants and the Exercise Price will be subject to adjustment taking into account the additional shares of common stock that will be issuable upon exercise of the Existing Warrants pursuant to the anti-dilution adjustment in the Existing Warrants resulting from the exercise of the Warrants.”

aa. Exhibit G is hereby amended by deleting the second paragraph in the second column corresponding to the row headed “Voting Rights” and replacing the same with the following:

“The Series A Holder’s exercise of the voting power and rights of the Series A Preferred Stock shall be subject to direction by the holders of the Warrants as more specifically set forth in this Exhibit G.”

bb. Exhibit G is hereby amended by deleting the words “the date that is three (3) years following the Closing Date” and replacing the same with the words “September 30, 2016” in the text in the second column corresponding to the row headed “Sale Right”.

cc. Exhibit G is hereby amended by adding the following in the second column corresponding to the row headed “Sale Right” at the end of the section:

“If as a result of the sale process initiated by the Company pursuant to an instruction from the Series A Holder, the Company consummates a sale of the Company or substantially all of the assets of the Company and undertakes an optional redemption of the Third Lien Notes in connection with such sale (as such term is defined in Exhibit H to the Refinancing Support Agreement), the Applicable Redemption Rate (as such term is defined in Exhibit H to the Refinancing Support Agreement) with respect to such optional redemption shall be 108.25%.”

dd. Exhibit G is hereby amended by deleting the entirety of the text of the preamble in second column corresponding to the row headed “Certain Action” and replacing the same with the following:

“Until such time as the New Second Lien Term Loan and the New Third Lien Notes are indefeasibly repaid in full, in cash, the consent of the Warrant Agent (at the direction of the requisite Warrant holders in a manner specified in the Warrant Agreement) shall be required for certain actions relating to the business and operations of the Company and its Subsidiaries, subject to baskets and exceptions to be mutually agreed to among the parties, including those actions referred to in clause (a) – (t) below (collectively, the “Consent Rights”). Notwithstanding the foregoing, either (1) if forty percent (40%) or more of the then outstanding Warrants on an as exercised basis are not owned in the aggregate by three or less holders that each own at least five percent (5%) of the then outstanding Warrants on an as exercised basis (the “40% Threshold”) or (2) if the Warrant Agent receives the affirmative direction of holders of Warrants representing in excess of forty percent (40%) of the then outstanding Warrants on an as exercised basis but less than the applicable threshold of the then outstanding Warrants on an as exercised basis to permit the Warrant Agent (at the direction of the requisite Warrant Holders in a manner specified in the Warrant Agreement) to exercise a Consent Right, then the Company may, in lieu of obtaining the consent of the Warrant Agent (at the direction of the requisite Warrant holders in a manner specified in the Warrant Agreement), seek the consent of both Series A Directors in order to undertake an action subject to a Consent Right. The Series A Directors shall have the right and it will be acknowledged and agreed that it shall not be a breach of the fiduciary duties of either of the Series A Directors to refrain from making a determination whether or not to consent to any proposed action that is subject to the Consent Rights and to instruct the Company to seek a direction of the requisite Warrant holders to the Warrant Agent instead. Either of the Series A Directors may, in lieu of making a decision whether or not to consent, instruct the Company to seek the direction of the requisite Warrant holders to the Warrant Agent in order to undertake an action subject to a Consent Right, except that the Series A Directors may not instruct the Company to seek such direction of the requisite Warrant holders to the Warrant Agent with respect to actions set forth in

(d), (m) and (r) below and to the extent the Series A Directors determine to refrain from making a decision whether or not to consent to actions set forth in (d), (m) and (r), then no Consent Rights shall be required for such actions. The 40% Threshold may be increased to a percentage not in excess of fifty percent (50%) of the then outstanding Warrants on an as exercised basis by agreement, within ten (10) days following the Closing, of holders in the aggregate of at least sixty percent (60%) of the then outstanding Warrants on an as exercised basis. Reference to the then outstanding Warrants on an as exercised basis shall mean the Company’s common stock issuable upon exercise of such Warrants.

From time to time, the Company shall use reasonable efforts to determine whether or not forty percent (40%) or more of the then outstanding Warrants on an as exercised basis are owned in the aggregate by three or less holders that each own at least five percent (5%) of the then outstanding Warrants on an as exercised basis, including taking those procedures specified in the Warrant Agreement. Any Warrant holder that any time owned forty percent (40%) or more of the then outstanding Warrants on an as exercised basis shall provide notice to the Company that it beneficially holds less than forty percent (40%) of the then outstanding Warrants on an as exercised basis if it reasonably believes that such decrease in ownership has occurred (it being understood that such Warrant holder shall not have any liability or suffer any abridgement of its rights as an owner of Warrants or other securities of the Company or any other consequences by reason of the failure to provide such notice).”

ee. Exhibit H is hereby amended by inserting the following text at the end of the second column corresponding to the row headed “Optional Redemption and Call Protection”:

“provided, that, if as a result of the sale process initiated by the Company pursuant to an instruction from the Series A Holder, the Company consummates a sale of the Company or substantially all of the assets of the Company and undertakes an optional redemption of the Third Lien Notes in connection with such sale, the Applicable Redemption Rate in with respect to such optional redemption shall be 108.25%.”

2. No Other Changes. This Amendment shall be construed in connection with and as a part of the Refinancing Support Agreement and, except as expressly contemplated by this Amendment, all of the terms, conditions, covenants, representations, warranties and provisions set forth in the Refinancing Support Agreement are hereby ratified and shall be and remain in full force and effect. The failure of any Party prior to the execution of this Amendment to have exercised any right, power or remedy provided under the Refinancing Support Agreement as amended by this Amendment or otherwise available in respect hereof at Applicable Law or in equity, or to insist upon compliance by any other Party with its obligations under the Refinancing Support Agreement as amended by this Amendment, and any custom or practice of the Parties at variance with the terms of the Refinancing Support Agreement, shall not have constituted a waiver by such Party of its right to exercise any such or other right, power or remedy or to demand such compliance. After the date hereof, any reference to the Refinancing Support Agreement shall mean the Refinancing Support Agreement, as amended by this Amendment.

3. Counterparts. This Amendment may be executed in one or more counterparts, each of which shall be deemed an original and all of which shall constitute one and the same agreement. Delivery of an executed signature page to this Amendment by facsimile or electronic mail shall be effective as delivery of a manually executed signature page to this Amendment.

4. Governing Law; Miscellaneous. This Amendment (and all claims, controversies, and cause of action relating to or arising in connection with this Amendment and the transactions contemplated hereby) shall be construed and enforced in accordance, and the rights of the Parties shall be governed by, the Applicable Laws of the State of New York, without giving effect to any choice of law or conflict of law provisions that would causes the application of the Applicable Laws of any jurisdiction other than the State of New York. The preamble and recitals of this Amendment are incorporated by reference as if fully set forth in this Section 4.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have caused this Amendment to be executed as of the date first set forth above.

ALION SCIENCE AND TECHNOLOGY CORPORATION

By:	/s/ Bahman Atefi
Name:	Bahman Atefi
Title:	Chairman and Chief Executive Officer

ASOF II INVESTMENTS, LLC

By:	/s/ Lawrence A. First
Name:	Lawrence A. First
Title:	Managing Director

Notice Information

Address:	299 Park Avenue, 34th Floor New York, NY 10171
Attention:	Eric L. Schondorf
Facsimile:	(212) 697-5524
Email:	eschondorf@american-securities.com

PHOENIX INVESTMENT ADVISER, LLC

By:	/s/ Jeffrey Peskind
Name:	Jeffrey Peskind
Title:	Chief Investment Officer

Notice Information

Address:	420 Lexington Avenue, Suite 2040 New York, NY 10170
Attention:	Jeffrey Peskind
Facsimile:	(212) 359-6210
Email:	jlpeskind@phoenixinvadv.com

[Signature Page to Amendment to Refinancing Support Agreement]